Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Ping Identity Holding Corp. of our report dated April 1, 2019, except for the effects of the stock split discussed in Note 2 to the consolidated financial statements, as to which the date is September 6, 2019, relating to the financial statements of Ping Identity Holding Corp. (formerly known as Roaring Fork Holding, Inc.), which appears in Ping Identity Holding Corp.’s Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-233421).

/s/ PricewaterhouseCoopers LLP
Denver, Colorado
September 23, 2019